Exhibit 10.12

 GOLD FORWARD SALES CONTRACT

DATED

BY AND BETWEEN

GOLDRICH MINING COMPANY

as Seller

AND

as Purchaser

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) IF THE SECURITIES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT IN ACCORDANCE WITH RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE COMPANY.

This GOLD FORWARD SALES CONTRACT (“Agreement”) is entered into as of the date set forth on the Confirmation Letter (as defined herein), to be delivered in the form attached hereto as Exhibit A and incorporated herein by reference, by and between Goldrich Mining Company, an Alaska corporation, having its principal place of business at 2607 Southeast Blvd., Suite B211, Spokane, WA 99223 (the “Seller”), and the entity described in the Confirmation Letter (the “Purchaser”).

WHEREAS, Seller desires to sell and Purchaser desires to purchase certain quantities of Gold (as defined herein) on the terms and conditions set forth herein and in the Subscription Agreement attached hereto as Appendix A;

WHEREAS, Seller desires to sell and Purchaser desires to purchase Class K common stock purchase warrants of the Seller (“Class K Warrants”) on the terms and conditions set forth herein and in the Subscription Agreement attached hereto as Appendix A.

NOW THEREFORE, in consideration of the respective covenants and agreements hereinafter set forth and for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

ARTICLE I -DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings indicated:

“Affiliate” shall mean any person, partnership, joint venture, corporation or other form of enterprise that directly or indirectly controls, or is controlled by, or is under common control with, a party to this Agreement. For the purposes of this paragraph, “control” shall mean possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

“Agreement” shall mean this Gold Forward Sales Contract, as it may be amended, restated, extended or otherwise modified from time-to-time.

“Business Day” shall mean a day, other than a Saturday or a Sunday, on which commercial banks are not required to be closed in Fairbanks, Alaska. Whenever any action to be taken hereunder shall be stated to be required to be taken shall be due on a day other than a Business Day, unless otherwise specifically provided for herein, such action shall be taken on the next succeeding Business Day.

“Closing Date” shall be as defined in the Subscription Agreement attached hereto as Appendix A and shall be no later than March 29, 2013.

“Common Shares” shall mean shares of common stock of the Seller.

“Confirmation Letter” shall mean a letter to be executed by Purchaser and Seller pursuant to Section 2.01 which contains terms and conditions pertaining to this sales transaction.

“Current Market Price” of the Common Shares at any date shall mean the price per share equal to the volume weighted average price at which the Common Shares have traded for the 20 consecutive Trading Days before the relevant date on any United States or Canadian stock exchange on which the Common Shares are then listed or quoted as may be selected by the directors of the Seller or, if the Common Shares are not then listed or quoted on any United States or Canadian stock exchange then on such other stock exchange on which the Common Shares are then listed as may be selected by the directors of the Seller or, if the Common Shares are not then listed on a stock exchange, on the over-the-counter market (provided that, in each case, if such volume weighted average price is not in United States dollars, such price will be translated into United States dollars using the then applicable Exchange Rate); provided that, if there is no market for the Common Shares during all or part of such period during which the Current Market Price per Common Share would otherwise be determined, the Current Market Price per Common Share shall in respect of all or such part of the period be determined by a nationally recognized firm of certified public accountants or chartered accountants appointed by the Seller (who may be the Seller’s auditors).

“Deficiency Quantity” shall mean with respect to a particular Delivery Date the amount by which the Required Quantity of Gold for such Delivery Date exceeds the quantity of Gold actually delivered hereunder with respect to such Delivery Date.

“Delivery Date” shall mean the date or dates specified as such in a Confirmation Letter.

“Delivery Point” shall mean the location specified as such in a Confirmation Letter to which a Required Quantity of Gold shall be delivered on a Delivery Date. Purchaser is responsible for all delivery costs from Fairbanks, Alaska to Delivery Point, including, but not limited to, shipping, certification, and insurance costs.

“Designated Properties” shall mean the properties owned or controlled by Seller specified in Exhibit B, attached hereto and incorporated herein by reference, from which the Gold shall be recovered.

“Determination Date” shall be the date so specified in a Confirmation Letter, which date shall be no fewer than 5 business days before the Closing Date.

“Effective Date” shall be the effective date of this Agreement and shall be the same date as the Closing Date.

“Exchange Rate” means, on any date for determination, the rate at which United States dollars may be exchanged into other currency calculated by reference to such publicly available service for displaying exchange rates of a major bank in the City of New York as may be determined by the Seller.

“Force Majeure” shall mean a failure by Seller to perform one or more obligations hereunder to the extent that such failure is caused by war; riot; insurrection; fire; explosion; sabotage; strikes or other labor or industrial disturbances; acts of God or the elements, including, but not limited to extraordinarily inclement weather for the Chandalar Lake area and earthquakes; Governmental Requirements; disruption or breakdown of production or transportation facilities, failures of contract transporters to deliver a Required Quantity of Gold; or by any other cause, similar or dissimilar, reasonably beyond the control of Seller.

“Gold” shall mean pure gold and the trading unit is one fine troy ounce. The agreed fine gold content in troy ounces of bar weights shall be the same as established by the London Bullion Market Association.

“Governmental Requirement” shall mean all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, permits, certificates, licenses, authorizations and the like of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.

“Delivery Date Index Price” shall mean the immediate next London PM Fix price for fine gold after a Delivery Date or termination date; provided if such price cannot be determined, the Delivery Date Index Price shall be any alternative agreed to in writing by Seller and Purchaser.

“Initial Index Price” shall mean the immediate next London PM Fix price for fine gold on the date and time the Confirmation Letter is signed by the Purchaser or such other date as specified in this Agreement.

“Person” shall mean any individual, corporation, company, partnership, joint venture, trust, unincorporated association, government or any commission, board, court, agency, instrumentality or political subdivision thereof, any other entity or any trustee, receiver, custodian or similar official.

“Prepaid Price” shall be the dollar amount to be paid to Seller on the Determination Date as set forth in the Confirmation Letter.

“Purchaser’s Gold” shall have the meaning specified in Section 2.06.

“Required Quantity” shall mean the number of Troy ounces of Gold to be delivered and received on a given Delivery Date pursuant to this Agreement as specified in the Confirmation Letter, based on the Prepaid Price and the lesser of either (i) $1350 per ounce of fine gold or (ii) a 25% discount to the Initial Index Price, and subject to adjustment as set forth herein.

“Trading Day” means any day on which trading occurs on the Over the Counter Bulletin Board (or such other exchange or market provided for in the definition of “Current Market Price”).

ARTICLE II -SALE AND PURCHASE OF GOLD

2.01-SALE AND PURCHASE OF GOLD. On or before the Closing Date, Purchaser and Seller shall execute a Confirmation Letter which shall specify a mutually acceptable Prepaid Price, payable on the Determination Date and, for each Delivery Date, the Delivery Point and the Required Quantity of Gold. On the Determination Date, Purchaser shall pay to Seller the Prepaid Price by wire transfer of immediately available funds to the account designated by Seller, set forth in Appendix B hereto. Seller shall deliver, or cause to be delivered, to the Purchaser or to the account of Purchaser, on each Delivery Date, at each Delivery Point, the Required Quantity of Gold all as set forth in the Confirmation Letter subject to the terms and conditions set forth in this Agreement. Purchaser hereby agrees to accept delivery of such Gold. The Prepaid Price shall constitute payment in full of the purchase price of the Gold to be delivered hereunder.

2.02 MEASUREMENT AND QUALITY. All Gold delivered pursuant to this Agreement to a specific Delivery Point shall be measured by the operator of such Delivery Point in accordance with its standard practices.

2.03 DELIVERY AND RECEIPT OF GOLD. Seller shall take such action as shall be necessary to schedule the delivery and receipt of such Gold at the Delivery Point on each Delivery Date in compliance with all rules, regulations and procedures, if any, applicable at such Delivery Point. Except as otherwise provided in Article III hereof, Purchaser shall arrange for receipt of Gold at the Delivery Point.

2.04 PAYMENT OF COSTS AND FEES. Seller shall pay all costs in connection with transportation of the Gold to Fairbanks, Alaska and shall be responsible for the payment of all closing fees (whether charged to Seller or Purchaser) payable in connection with delivery of Gold hereunder to Fairbanks, Alaska. Purchaser is responsible for all delivery costs from Fairbanks, Alaska to Delivery Point, including, but not limited to, shipping, certification, and insurance costs.

Seller shall be responsible hereunder for all insurance, storage, processing, separation, handling, treating, gathering, transportation, security or other costs, fees, taxes or expenses with respect to the Gold delivered hereunder until delivery in Fairbanks, Alaska. Purchaser is responsible for all such costs from Fairbanks, Alaska to the Delivery Point.

2.05 FAILURE TO DELIVER.

(a) If, for reasons other than the occurrence of a Force Majeure, Seller is unable to deliver the Required Quantity of Gold to the Purchaser at the Delivery Point in the amounts agreed upon in the Confirmation Letter, Seller shall pay, as liquidated damages, any additional insurance, storage, handling, transportation, security or other costs, fees or expenses with respect to the Gold to be delivered hereunder until such delivery occurs. If Purchaser is unable to receive the Required Quantity of Gold from Seller at the Delivery Point in the amounts agreed upon in the Confirmation Letter, Seller shall be obligated to deliver and Purchaser shall be obligated to receive, the Required Quantity of Gold at a comparable Delivery Point reasonably acceptable to Seller and Purchaser at a mutually agreeable time, in which case Purchaser shall pay, as liquidated damages, any additional insurance, storage, handling, transportation, security or other costs, fees or expenses incurred by Seller with respect to the Gold to be delivered hereunder until such delivery occurs.

(b) If as a result of a Force Majeure, Seller is unable to meet its delivery obligation with respect to a Delivery Date at a Delivery Point, Seller shall pay and hereby agrees to pay to Purchaser, as liquidated damages, the Delivery Date Index Price times the Deficiency Quantity of Gold with respect to that Delivery Date. Seller shall pay any and all amounts due under this Section 2.05 by wire transfer of immediately available funds to such account as Purchaser may designate not later than 5:00 p.m. Fairbanks, Alaska within 3 Business Days following the applicable Delivery Date.

(c) If Seller is unable to perform its obligations to deliver the Required Quantity of Gold hereunder for any reason, Seller shall give notice and full particulars of such event to Purchaser as soon as reasonably possible and, if such failure is a result of Force Majeure, shall take all reasonable actions necessary to remedy the event of Force Majeure before the Delivery Date.

2.06 POSSESSION, TITLE AND RISK. Possession of and title to Gold delivered shall pass from Seller to Purchaser at the Delivery Point when the Gold is accepted by Purchaser or for Purchaser’s account and is weighed and recorded (upon acceptance, such Gold shall be referred to as “Purchaser’s Gold”). Until such acceptance, Seller shall be deemed to be in control and possession of, have title to, and be responsible for all such Gold and, after such time, Purchaser shall be deemed to have title to all such Gold until such time as it is sold to any Third Party Purchaser in accordance with the provisions of Article III of this Agreement. The Gold to be delivered by Seller to Purchaser shall be free and clear of all liens including taxes and royalties for which Seller is responsible, except for those in favor of Purchaser.

2.07 RE-CALCULATION OF REQUIRED QUANTITY OF GOLD. In the event that the Prepaid Price is not paid in full to Seller within 5 business days of the Determination Date, the Seller, at its sole discretion, has the option to adjust the Required Quantity of Gold to that quantity of Gold that can be purchased with the Prepaid Price based on the lesser of either (i) $1350 per ounce of fine gold or (ii) a 25% discount to the Initial Index Price on the date such Prepaid Price is actually received in full by the Seller.

ARTICLE III -MARKETING

3.01 DESIGNATION OF AGENT, THIRD PARTY CONTRACTS. If Seller consents to so act, Purchaser hereby designates Seller to be the agent for Purchaser and in such instance, Seller shall be and hereby is authorized to so act. Upon Purchaser’s written direction Seller acting as Purchaser’s agent, will effect on behalf of Purchaser the sale of Purchaser’s Gold, pursuant to a firm contract satisfying the following requirements: (a) the third party purchaser (“Counterparty”) will be approved by Purchaser in writing; unless Seller delivers Purchaser’s Gold for cash or cash equivalent; (b) the Counterparty shall be responsible for all transportation, storage, handling and other costs, fees or expenses, and all taxes applicable to Purchaser’s Gold at and after the time title passes to the Counterparty; (c) all third party contracts shall be with a bona fide third party on an arms-length basis. Seller will pay to Purchaser the Delivery Date Index Price per Troy ounce for all of Purchaser’s Gold sold pursuant to a Third Party Contract by wire transfer not later than 5:00 p.m. Fairbanks, Alaska time on the Business Day next following such third party sale. Seller will be entitled to retain as a marketing fee all amounts received in excess of the Delivery Date Index Price of such Purchaser’s Gold and Seller shall be solely liable for any shortfall. Seller shall promptly provide Purchaser an accounting of the payment made on such Delivery Date, including (a) the volume of Purchaser’s Gold sold (b) the Deficiency Quantity, if any, and (c) the Delivery Date Index Price for such Delivery Date.

ARTICLE IV -REPRESENTATIONS AND WARRANTIES

4.01 REPRESENTATIONS AND WARRANTIES OF THE SELLER. Seller represents and warrants to Purchaser that:

(a) Seller is a corporation, duly formed, validly existing and in good standing under the laws of the State of Alaska and has all requisite power and authority to own its properties, to conduct its business as conducted at present and to execute, deliver and perform under this Agreement.

(b) The execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered to Purchaser by Seller and is the legal, valid and binding obligation of Seller.

(c) Neither the execution, delivery and performance by Seller of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in or require the creation or imposition of any lien on any properties, assets or revenues of Seller, except as expressly provided herein.

(d) Seller is in compliance in all material respects with all applicable Governmental Requirements. Seller has good and indefeasible title to the Designated Properties, free and clear of all liens except as set forth in Exhibit A.

(e) The Designated Properties contain drill-defined quantities of readily recoverable Gold in excess of those required to meet all of Seller’s obligation hereunder in the Required Quantities at the designated Delivery Points on each Delivery Date.

Except as disclosed in the Seller’s reports filed with the United States Securities and Exchange Commission, there are no suits, investigations or proceedings pending or threatened against Seller or the Designated Properties except those disclosed in the Exhibit B. The Designated Properties are unencumbered by obligations except as disclosed in the Exhibit B.

4.02 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Seller that Purchaser has full power and authority to enter into this Agreement and has taken all necessary action to authorize its performance under this Agreement in accordance with its terms.

4.03 MUTUAL REPRESENTATIONS AND WARRANTIES. Seller and Purchaser acknowledge that this Agreement constitutes a forward contract within the meaning of the United States Bankruptcy Code and the Internal Revenue Code.

4.04 COVENANTS OF THE SELLER.

(a) Seller shall deliver to Purchaser a current report covering the Designated Properties, setting forth information regarding the quantities and proposed production from the Designated Properties.

(b) Seller shall maintain the Designated Properties in a good and workmanlike manner as would a prudent operator and in accordance with customary industry practices and all applicable laws, rules and regulations.

(c) Seller will pay all royalties affecting any of the Designated Properties and all costs of production and operating expenses incurred in connection with the Designated Properties or the production of any mineral or mineral materials therefrom and all taxes incurred in connection with any sales transaction under this Agreement; Seller shall duly discharge all taxes, assessments and other governmental charges imposed upon the Designated Properties or the Gold produced therefrom, except (i) such taxes, assessments, or charges as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles and (ii) taxes imposed on Purchaser as a result of this transaction. Seller will not assign or otherwise transfer any interest in any of the Designated Properties, other than sales to third parties for fair market value, in cash in an arms-length transaction. Notwithstanding the foregoing, nothing contained herein shall be deemed to preclude Seller from entering into or forming a joint venture or similar arrangement for the production of gold from the Designated Properties, subject to the terms of this Agreement.

ARTICLE V -DEFAULT, SECURED TRANSACTION

5.01 EVENTS OF DEFAULT. Each of the following events shall constitute an “Event of Default” by the Seller under this Agreement:

(a) Seller shall fail to perform or observe any term, covenant or agreement contained in this Agreement; (b) a warranty made by the Seller in this Agreement shall prove to have been incorrect in a material respect when made; or (c) Seller shall declare bankruptcy.

5.02 REMEDIES BY THE PURCHASER. If an Event of Default has occurred, Purchaser may designate a termination date for this Agreement. Upon the designation of a termination date, the obligation of Seller to make any further deliveries of Gold under this Agreement will terminate, and Seller’s appointment as Purchaser’s agent under Article III of this Agreement will likewise terminate. If notice of the termination date is given, Seller shall pay to the Purchaser an amount equal to the Delivery Date Index Price of any Deficiency Quantity within 3 Business Days after the termination date.

At the option of Purchaser, the amount equal to the Delivery Date Index Price of any Deficient Quantity is payable in either (i) cash or (ii) an amount of Common Shares equal to the Delivery Date Index Price of any Deficiency Quantity converted into Common Shares at the greater of $0.15 per Common Share or 75% of the Current Market Price per Common Share on the Delivery Date.

5.03 SECURITY INTEREST IN SEVERED GOLD. Seller hereby grants Purchaser a priority security interest, jointly and severally on a pro rata basis will all Purchasers of Gold for delivery in November 2014, in all Gold recovered from the Designated Properties and actually distributed to Seller in-kind by Goldrich Nyac Placer, LLC under Seller’s Operating Agreement with NyacAU, LLC, which security interest shall remain in effect until the Required Quantities of Gold are delivered to Purchaser or Purchaser’s agent at the Delivery Points on the Delivery Dates. Purchaser understands and agrees that this Security Interest is only in Goldrich’s share of the in-kind distributions of Gold, not in all Gold recovered from the Designated Properties, and shall at all times be second to the security interest held by NyacAU LLC for Loans 1, 2, and 3 related to funding of Goldrich Nyac Placer, LLC.

5.04 OTHER REMEDIES. If all amounts payable when due under Section 5.02 shall not have been received by Purchaser on such date, Purchaser may immediately enforce its rights, at law or in equity.

ARTICLE VI – PURCHASE OF CLASS K WARRANTS

6.01 PURCHASE OF CLASS K WARRANTS. The Purchaser hereby irrevocably agrees to purchase Class K Warrants from Seller on the following terms. For each dollar of gold forward sales purchased, the Purchaser will receive one-half of a Class K Warrant. Each whole Class K Warrant is exercisable to purchase one Common Share at an exercise price of $0.40 for a period of two years following the Effective Date. The Purchaser will deliver a fully completed subscription agreement as attached hereto as Appendix A and agrees to be bound by the representations, warranties and covenants in such subscription agreement as if set forth herein in full in relation to this Agreement to the extent that this Agreement is considered a security of the Seller. The Purchaser further agrees, without limitation, that the Seller may rely upon the Purchaser’s representations, warranties and covenants contained in such subscription agreement and the attachments thereto. The Class K Warrants will have the terms set forth in the subscription agreement.

ARTICLE VII -NOTICES, MISCELLANEOUS

7.01 NOTICES. All notices and other communications provided for hereunder shall be in writing and mailed, delivered or telecopied:

To Seller:

Goldrich Mining Company 2607 Southeast Blvd., Suite B211 Spokane, WA 99223 Attention: William Schara, Chief Executive Officer Telephone No.: (509) 535-7367 Fax No.: (509) 695-3289 Email: wschara@goldrichmining.com

To Purchaser: In accordance with the information set forth in the Confirmation Letter.

All notices and communications shall be effective upon receipt.

7.02 MISCELLANEOUS.

(a) If any amounts payable under this Agreement are not paid when due, then such overdue amounts shall bear interest for each day until paid in full, payable on demand at the lesser of the U.S. Base Rate plus four percent (4%) per annum, as it changes from time to time, or eight percent (8%) compounded annually. Seller may at its sole discretion elect to pay any interest due and owing under this Agreement in either (i) cash or (ii) Common Shares (converted based on the Current Market Price at the time of payment).

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Alaska. Venue shall be in the Fourth Judicial District at Fairbanks, Alaska. In the event that any provisions contained in this Agreement shall be unenforceable under applicable law the enforceability of the remaining provisions shall not be impaired. All amounts of money refer to United States Dollars.

(c) This Agreement shall inure to the benefit of and be binding upon the Seller, the Purchaser and their respective successors and assigns. Seller will not assign any rights or delegate any obligations hereunder, except to an Affiliate, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Purchaser will not assign its rights hereunder to any third party without the prior written consent of Seller, which consent shall not be unreasonably withheld, except to an Affiliate or to a financial institution, to which it may assign without consent.

(d) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, undertaking, declarations commitments or representations written or oral, in respect thereof.

(e) This Agreement may not be modified or amended except by an instrument in writing signed by the Purchaser and the Seller or by their respective successors or permitted assigns.

(f) No failure to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

(g) The remedies herein provided are cumulative and not exclusive of any remedies provided by law except as otherwise expressly provided herein. Time is of the essence of this Agreement.

(h) This Agreement may be executed in counterparts, each of which may be delivered in original, by email or facsimile form but each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

(i) Each party hereto agrees that it will not disclose, without the prior consent of the other (other than to its employees, auditors or counsel), any information with respect to this Agreement; provided that nothing contained herein shall prevent disclosure of any such information (a) as has become generally available to the public, (b) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, or (c) in order to comply with any law, order, regulation or ruling applicable to such party.

7.03 ARBITRATION. All disputes between the parties to this Agreement shall be resolved by binding arbitration conducted by a single arbitrator in Fairbanks, Alaska or such other location mutually agreed upon by the parties. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall minimize the time and cost of the proceedings. Each party hereby waives its right to recover exemplary or punitive damages in connection with any dispute. The arbitrator shall render his final decision within twenty (20) days of the completion of the final hearing. The arbitrator’s decision shall be final and non-appealable. Judgment upon any award rendered in the arbitration proceeding may be entered by, any federal or state court having jurisdiction. All costs of arbitration shall be borne equally by the parties.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the Effective Date.

Seller: Purchaser:

GOLDRICH MINING COMPANY

By: ______________________________ By: ______________________________

William Schara, Chief Executive Officer

Exhibit A – Confirmation Letter GOLDRICH MINING COMPANY

2607 Southeast Blvd., Suite B211 Spokane, WA 99223

Determination Date, Time and Location (City, Country):

To whom it may concern:

Re: Gold Forward Sales Contract Confirmation Letter

This Confirmation Letter sets forth the specifics relating to that certain Gold Forward Sales Contract attached hereto governing the purchase and sale of gold to be recovered by or on behalf of the undersigned from Designated Properties owned or controlled by the undersigned and to be delivered to the Delivery Point or Points and the Delivery Date or Dates for the consideration hereinafter specified.

Purchaser:
Name:
Address:

Telephone No.:
Fax No.:
Email Address:

Prepaid Price:

Delivery Point(1):

Delivery Date:		November 30, 2014

Required Delivery Quantity(2):

(1) Pursuant to the Gold Forward Sales Contract, delivery costs to any Delivery Point outside of Fairbanks, Alaska will be paid by the Purchaser.

(2) To be completed by Seller based on the Prepaid Price and the Initial Index Price pursuant to the terms of the Gold Forward Sales Contract. Initial Index Price will be based on the date, time and location this Confirmation Letter is signed by the Purchaser, as completed above, unless the Prepaid Price is not actually received by the Seller within 5 business days of such date; in which case the Seller, at its sole discretion, has the option to adjust the Required Quantity of Gold to that quantity of Gold that can be purchased with the Prepaid Price based on the Initial Index Price on the date such Prepaid Price is actually received in full by the Seller.

All gold delivered pursuant to this contract will be recovered from the following location, referred to in the Gold Forward Sales Contract attached hereto as the Designated Lands: See Exhibit B, attached hereto and incorporated herein by reference.

Exhibit B – Designated Properties Appendix A – Subscription Agreement

Appendix B – Wire Instructions

The Purchase Price of forward gold subscribed will be remitted either by a check payable to the order of “Goldrich Mining Company” sent to the beneficiary address below, or by wire transfer to Goldrich Mining Company using the following bank account and beneficiary:

[redacted]